Exhibit 99.3

OraSure Technologies, Inc.

HCV Business Update

Analyst/Investor Conference Call – 8:30 a.m. EST

July 1, 2016

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Rena. Good morning everyone and welcome to our call.

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In June 2014, OraSure Technologies entered into a Master Program Services and Co-Promotion Agreement with AbbVie, under which the companies agreed to co-promote OraSure’s OraQuick® HCV Rapid Antibody Test in certain markets in the United States. In addition, OraSure agreed to develop and make available a patient database in support of a patient care program developed and promoted by AbbVie under the agreement. This agreement had an original term ending on December 31, 2019.

As indicated in the press release issued earlier this morning, OraSure and AbbVie have mutually agreed to terminate the agreement on December 31, 2016. Upon termination, both parties will be relieved of their obligations under the agreement. AbbVie will no longer be required to detail or co-promote our HCV test and will owe no further compensation to OraSure. Similarly, OraSure will no longer be obligated to pay for AbbVie detailing activities or maintain the patient care database. Restrictions will also be lifted to allow us to pursue co-promotion or other arrangements with pharmaceutical companies.

Our work with AbbVie has been beneficial as we expanded our knowledge of the complexities that make up the HCV testing market. We now have stronger sales and marketing strategies, a more robust training program and a better understanding of the decision making process of our customers.

Our current HCV business is very strong and our outlook remains positive. During the past three years, we have reported significant growth in HCV sales. Total HCV product revenues rose from $3.9 million in 2012 to $11.4 million in 2015, an increase of almost 200% over that period. Year-over-year revenues were 57% higher in 2015 compared to 2014, and 42% higher in 2014 compared to 2013. More recently, HCV sales for Q1 of this year grew 59% domestically and 34% overall, compared to Q1 of 2015.

Future sales growth for our OraQuick® HCV test is expected in both domestic and international markets. The broad availability of new therapeutics for Hepatitis C infection offers patients a much higher chance for a cure, over a relatively short period and with minimal side effects. In addition, both government and non-government agencies are increasing their efforts to identify new HCV patients. We believe these factors will continue to drive higher demand for HCV diagnostics and for the OraQuick® HCV product specifically.

Beginning in 2017, we intend to mitigate the impact of lost AbbVie revenue through continued growth in HCV product sales as well as cost reductions directly associated with the AbbVie termination and cost improvements in other parts of our business.

We are especially encouraged by a number of key new business opportunities that are being pursued and that we believe are close to fruition.

•	We recently entered into an agreement to supply our DNA specimen collection kit to a new genomics company that will be launching a wide array of services. This is an exciting and potentially significant new opportunity for our molecular collections business over time. We expect it to have a very positive impact beginning in 2017. More information on this new customer will be shared in the coming months.

•	We are in the later stages of negotiations of a significant new contract for the supply of our OraQuick® HCV Rapid test with a foreign government that is planning a country-wide testing program. If finalized, this would represent the largest contract for our OraQuick® HCV Rapid Test that has ever been realized.

•	We are also very pleased with sales of our OraQuick® HIV self-test, which is a new growth driver for our HIV business in the international marketplace. Our work with Population Services International (“PSI”), a leading global health organization, along with UNITAID, the WHO and health officials from Malawi, Zambia and Zimbabwe, to implement the Self-Testing in Africa or “STAR” pilot project, has gotten off to a great start and we believe shows tremendous promise for future growth.

•	Lastly, we continue to make progress on our OraQuick® Zika Rapid Test and we are in final stages of negotiations to secure funding for its continued development.

We believe these initiatives could contribute meaningfully to revenue growth in 2017. This growth, together with cost reductions I mentioned will enable us to maintain profitability through next year.

So with that, let me now turn the call over to Ron for additional details on the financial and accounting impact of today’s announcement.

Financial and Accounting Impact – Ron Spair

Thanks Doug, and good morning everyone.

As you know, in exchange for providing exclusive co-promotion rights to AbbVie for our OraQuick® HCV test, the original agreement provided that OraSure would receive up to $75 million in exclusivity payments over the term of the Agreement, which originally was scheduled to run through December 31, 2019. Since the agreement was signed in June 2014, we have been recognizing these exclusivity payments ratably on a monthly basis over the original five and one-half year life of the agreement.

With the agreement now terminating at the end of 2016, there will be no further exclusivity payments received or recognized beginning next year. In addition, the shortened term will result in an additional $5.4 million in exclusivity payments being ratably recognized as revenue over the last six months of this year. As a result, the amount of revenues recognized from exclusivity payments will increase to $6.1 million per quarter, beginning in Q3.

The early termination of the AbbVie agreement will have no financial impact on our results for the second quarter of this year. When we provide our guidance for the third quarter during our regularly scheduled call in early August, we will incorporate the impact of the higher quarterly revenues to be recognized through the remainder of the year.

And, with that, I will now turn the call back over to Doug.

Conclusion – Doug Michels

Thanks Ron.

So as you have heard we have high expectations for the remainder of this year and in 2017. We expect continued solid growth in HCV and molecular testing and the addition of new potential revenue streams into the mix. We also are expecting our cost improvement initiatives to yield meaningful results. We look forward to updating you on our progress in the coming quarters.

With that, I would now like to open the floor to your questions. Operator please proceed.

[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and we undertake no duty to update these statements.